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EXHIBIT 10.8

                        INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into by and between:

1. FINTEL Group Ltd, a Hongkong corporation, located at Suite 308, Hang Bong Centre, 28 Shanghai Street, Kowloon, Hongkong, or its designated affiliates, herein referred to as "FINTEL"; and

2. China Digital Distribution Limited, a BVI corporation, located at Kingston Chamber, P.O. Box 173, Road Town, Tortola, British Virgin Island, herein referred to as "CONTRACTOR".

WHEREAS:

FINTEL agrees to employ the services of CONTRACTOR and CONTRACTOR accepts to provide his services to FINTEL, under the following terms and conditions.

3. TERM: The term of this agreement is one (1) years, starting January 1st, 2005 through December 31st, 2005;

4. DUTIES: The services provided by CONTRACTOR will be as follows: (a) locating potential clients (b) handling the negotiation (c) concluding the transaction (d) servicing the clients' needs and (e) ensuring the performance of the obligations of client and FINTEL. Additional duties might be required as agreed by both parties. CONTRACTOR will devote the best efforts in and to the faithful performance of the duties assigned by FINTEL.

5.   COMPENSATION:
     In consideration of the services to be rendered by CONTRACTOR as assigned by FINTEL, FINTEL shall pay an annual compensation and benefits based on the net income generated by CONTRACTOR per each client, not withstanding the termination of this contract, as follows:

     a) Cash payment is calculated at 33.33% of the net income received by FINTEL as a result of CONTRACTOR's services. The payments will be made according to the schedule of payments actually received by FINTEL;

     b) In addition, CONTRACTOR will be issued an option to purchase FINTEL restricted common shares on the same date as the issuance of shares per completion of the deal. The amount of option shares will equal to the total shares issued for the deal multiplied by the average share price of 30 trading days before completion (in USD) or the closing price on the date of completion, whichever is higher. For example, if CONTRACTOR signed a deal to issue two million shares and the average price of 30 trading days before completion is 0.21 and the price on the date of completion is 0.19, CONTRACTOR will be awarded a total of
          0.42 million option shares at the exercise price of $0.21 a share, which is higher of the average closing price of 30 trading days and the closing price on the date of completion;

     c) The option shall satisfy a vesting period before it can be exercised. The vesting period for the first one third of options is one year from date of issuance, two years for the second one third of options and three years for the third one third options. The option will be valid for a 3 year period from the end of respective vesting period. Should the client ends the service contract with Fintel before the vesting period is over, the remaining unvested options will be cancelled. For example, if the client ends the service contract in the second year, the remaining two third of the options will be cancelled. Should the client ends the service contract in the fourth year, no options will be cancelled regardless the options are exercised;

     d) CONTRACTOR will be entitled to reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties, upon presentation of expense reports according to FINTEL's corporate regulation regarding expenses.

     e) CONTRACTOR will be entitled to participate and receive extra benefits as other FINTEL employees in a similar CONTRACTOR position, and in accordance with the benefit plans or programs set forth by the Board of Directors in the past, now or in the future.

6. TERMINATION: FINTEL or CONTRACTOR may terminate this Agreement unilaterally by giving advance notice to the other party 60 days in advance. CONTRACTOR shall be entitled to all accrued compensation and benefits prorated to the date of termination.

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7.   COVENANT NOT TO COMPETE: CONTRACTOR agrees that during the term of his employment, he will not, directly or indirectly, have any ownership interest of five percent or more in a corporation, firm, trust, association or other entity which is in competition with FINTEL

8. INDEPENDENT CONTRACTOR. It is expressly agreed that CONTRACTOR is acting as an independent contractor in performing its services hereunder. FINTEL shall carry no workers compensation insurance or any health or accident insurance on CONTRACTOR. FINTEL shall not pay any contributions to social security, unemployment insurance, any withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

9.   PROPRIETARY INFORMATION

     a) For purposes of this Agreement, "proprietary information" shall mean any information relating to FINTEL'S business that has not previously been publicly released by FINTEL; and shall include, but not limited to, inventions, computer codes, software, note, written concepts, drawings, designs, plans, proposals, marketing and sales plans, financial information, customer information and other date, methods, concepts, ideas reasonably related to FINTEL'S business.

     b) CONTRACTOR agrees to regard and preserve as confidential all proprietary information obtained during or prior to his employment term. CONTRACTOR will not use this information for his benefit or purpose nor disclose same to others.

     c) CONTRACTOR agrees not to remove from FINTEL'S premises, except in pursuing his employment duties or by written consent of the Board of Directors, any documents or objects containing proprietary information CONTRACTOR recognizes that all such documents or objects, whether developed by him or others are the exclusive property of FINTEL.

     d) All client information and correspondences during the employment period shall be considered property of FINTEL and CONTRACTOR must promptly return to FINTEL upon termination of this agreement. CONTRACTOR will not be bound by the foregoing limitation in the event
          (i) the Information is otherwise disseminated and becomes public information or (ii) CONTRACTOR is required to disclose the Information pursuant to a subpoena or other judicial order.

10. NOTICES: Any notices required or permitted to be given here under shall be in writing and shall be delivered by prepaid registered or certified mail, return receipt requested. The address for notices shall be the same as per the first paragraph of this Agreement.

11.  GOVERNING LAW; ENTIRE AGREEMENT:
     This Agreement shall be construed according to the laws of Hong Kong; and constitutes the entire understanding between the parties, superseding and replacing all prior understandings and agreements. This Agreement cannot be changed, amended or terminated except by written agreement signed by both parties. If any of the provisions of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.


IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the 1st day of January, 2005 in Hong Kong .


FINTEL GROUP LTD.                                    CONTRACTOR:
By:


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Date Signed:________________                         Date Signed:_______________